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                                                                     EXHIBIT 4.5

                        ACCENT OPTICAL TECHNOLOGIES, INC.

                            INVESTOR RIGHTS AGREEMENT

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                                                CONTENTS
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SECTION 1    GENERAL..........................................................................     1

    1.1      Definitions......................................................................     1

SECTION 2    REGISTRATION; RESTRICTIONS ON TRANSFER...........................................     3

    2.1      Restrictions on Transfer.........................................................     3

    2.2      Piggyback Registrations..........................................................     6

    2.3      Form S-3 Registration............................................................     7

    2.4      Expenses of Registration.........................................................     9

    2.5      Obligations of the Company.......................................................     9

    2.6      Termination of Registration Rights...............................................     10

    2.7      Delay of Registration; Furnishing Information....................................     11

    2.8      Indemnification..................................................................     11

    2.9      Assignment of Registration Rights................................................     13

    2.10     Amendment of Registration Rights.................................................     13

    2.11     "Market Stand-Off" Agreement; Agreement to Furnish Information...................     14

SECTION 3    COVENANTS OF COMPANY.............................................................     14

    3.1      Basic Financial Information and Reporting........................................     14

    3.2      Inspection Rights................................................................     15

    3.3      Termination of Information and Inspection Rights.................................     15

SECTION 4    MISCELLANEOUS....................................................................     15

    4.1      Governing Law....................................................................     15

    4.2      Successors and Assigns...........................................................     16

    4.3      Entire Agreement.................................................................     16
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
4.4      Severability.....................................................................     16

4.5      Amendment and Waiver.............................................................     16

4.6      Notices..........................................................................     16

4.7      Attorneys' Fees..................................................................     17

4.8      Titles and Subtitles.............................................................     17

4.9      Counterparts.....................................................................     17
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                                                                         PAGE ii

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                        ACCENT OPTICAL TECHNOLOGIES, INC.

                            INVESTOR RIGHTS AGREEMENT

         THIS INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of the 9th day of November 2000 (the "Execution Date"), by and among ACCENT OPTICAL
TECHNOLOGIES, INC., a Delaware corporation (the "Company") and the purchasers of the Company's Convertible Preferred Stock ("Convertible Preferred Stock") each of whom is set forth on Exhibit A of, and defined in, that certain Convertible
Preferred Stock Purchase Agreement of even date herewith (the "Purchase
Agreement") and also set forth on Exhibit A attached hereto (collectively, the purchasers of the Convertible Preferred Stock shall be referred to hereinafter as the "Investors" and each individually as an "Investor").

         THE PARTIES ENTER THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS,
UNDERSTANDINGS AND INTENTIONS:

         A. The Company proposes to sell and issue up to 9,756,098 shares of its Convertible Preferred Stock pursuant to the Purchase Agreement; and

         B. As a condition of entering into the Purchase Agreement, the Investors have requested that the Company extend to them registration rights and information rights as set forth below; and

         C. The Company and the Investors desire to set forth certain agreements relating to the transfer of the Shares.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Purchase Agreement, the parties mutually agree as follows:

SECTION 1 GENERAL

         1.1      DEFINITIONS

         As used in this Agreement the following terms shall have the following respective meanings:

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Form S-3" means such form under the Securities Act as in effect on the Execution Date or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of

                                                                          PAGE 1
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substantial information by reference to other documents filed by the Company with the SEC.

         "Holder" means any person owning of record any Shares or Registrable
Securities that have not been sold to the public.

         "Major Investor" means an Investor (with its affiliates) who owns not less than 25% of the common stock in the share capital of the Company ("Common
Stock") issued or issuable upon conversion of the Convertible Preferred Stock.

         "Qualified IPO" means a public offering (whether or not underwritten, but excluding any offering pursuant to Form S-8 under the Securities Act or any other publicly registered offering pursuant to the Securities Act solely pertaining to an issuance of shares of Common Stock of the Company or securities exercisable therefor under any benefit plan, employee compensation plan, or employee or director stock purchase plan) of the Common Stock of the Company pursuant to an effective registration statement under the Securities Act in which Company receives aggregate gross proceeds of at least $35,000,000.

         "Register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

         "Registrable Securities" means (a) Common Stock of the Company issued or issuable upon conversion of the Shares; and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities.

         "Registrable Securities then outstanding" shall be the number of shares determined by calculating the total number of shares of the Company's Common
Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

         "Registration Expenses" shall mean all expenses incurred by the Company in complying with Sections 2.2 and 2.3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), but excluding the Selling Expenses and the legal fees and other costs and expenses incurred by the selling Investors in connection with the registration.

                                                                          PAGE 2
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         "SEC" or "Commission" means the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securityholders Agreement" shall mean that certain Securityholders
Agreement dated as of July 31, 2000, by and among the Company and its existing securityholders, as such agreement may be amended, restated, supplemented or modified from time to time.

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of securities.

         "Shares" shall mean the Company's Convertible Preferred Stock issued pursuant to the Purchase Agreement and held by the Investors listed on Exhibit A hereto or their permitted transferees or assigns.

SECTION 2 REGISTRATION; RESTRICTIONS ON TRANSFER

         2.1      RESTRICTIONS ON TRANSFER.

                  (a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

                  (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                  (ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.

                  (iii)    Notwithstanding the provisions of paragraphs (i) and
         (ii) immediately above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, or (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder, subject to Section 2.9.

                                                                          PAGE 3

                  (b) Notwithstanding any provision in Section 2.1(a) of this Agreement, subject to the terms and conditions set forth in Section 2.1(b), each Holder hereby grants a right of first refusal with respect to future sales or dispositions of its Shares or Registrable Securities to the Company until the initial Qualified IPO. As used in Sections 2.1(b), 2.1(c) and 2.1(d), references to "Shares" shall mean "Shares and / or Registrable Securities." Each time a Holder proposes to offer any Shares, the Holder shall first make an offering of such Shares to the Company, in accordance with the following provisions:

                  (i) The Holder shall deliver a notice by certified mail (a "Notice") to the Company stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and
         (iii) the price and terms, if any, upon which it proposes to offer such Shares. Within thirty (30) calendar days after receipt of the Notice, the Company may elect to purchase all or a portion of the Shares at the price and on the terms specified in the Notice.

                  (ii) After the expiration of the thirty (30) calendar day period set forth in Section 2.1(b)(i), the Holder may offer the then remaining unsubscribed portion of such Shares (if any) during the ensuing thirty (30) calendar day period to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Holder does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) calendar days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Company in accordance herewith.

                  (c) If at any time prior to the initial Qualified IPO, one or more Securityholder(s) (as defined in the Securityholders Agreement; each, a "Selling Securityholder" or collectively, the "Selling Securityholders") proposes to sell or otherwise dispose of any of its, his or their Common Stock (including without limitation by way of a purchase agreement, tender offer, merger or other business combination or otherwise), which equal in the aggregate at least 50% (fifty percent) of the then outstanding Common Stock of the Company (any such sale a "Drag-Along Sale"), then, upon the request of any such Selling Securityholder, each of the Holders shall sell the Applicable Drag Percentage (as defined below) of its Shares at a per share price of no less than US$2.05 plus all accrued and unpaid dividends per Share, but otherwise on the same terms and conditions as applied to the Selling Securityholder(s)' disposition. For the avoidance of doubt, nothing in this provision shall limit the rights of the Selling Securityholders to sell their securities at a per share price of less than US$2.05 in any Drag-Along Sale. If the offer price in the Drag-Along Sale consists in whole or in part of consideration other than cash, the value of such consideration shall be the fair market value of such non-cash consideration as

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determined by an investment banker of national reputation acceptable to the
Company. The Selling Securityholder(s) shall provide written notice of such Drag-Along Sale to each Holder not later than ten (10) business days prior to the proposed Drag-Along Sale. Such notice shall identify the proposed purchaser, the number and type of securities proposed to be sold, the consideration offered and any other material terms and conditions of the Drag-Along Sale. The Selling Securityholder(s) shall have 180 days from the expiration of such ten (10) business day period to consummate the proposed Drag-Along Sale; provided that the Selling Securityholder(s) shall in any event endeavor to consummate the proposed Drag-Along Sale as expeditiously as practicable. "Applicable Drag Percentage" means, in connection with any Drag-Along Sale, the higher of (i) 50% and (ii) the percentage of the total number of Common Stock then held by the Selling Securityholder selling the highest number of shares of Common Stock in the Drag-Along Sale to be sold in the Drag-Along Sale. For the purpose of this
Section 2.1(c), number of shares of Common Stock shall be calculated on an as-converted basis and shall include Common Stock issuable upon the exercise of vested options.

                  (d) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR IN A MANNER EXEMPT FROM REGISTRATION UNDER SUCH ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTOR RIGHTS AGREEMENT OF ACCENT OPTICAL TECHNOLOGIES, INC. (THE "COMPANY"), DATED AS OF NOVEMBER 9, 2000, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF THESE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT.

                  (e) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

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                  (f)      Any legend endorsed on an instrument pursuant to
applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

         2.2      PIGGYBACK REGISTRATIONS

         Beginning six months after the Qualified IPO, the Company shall notify all Investors in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (excluding registration statements (i) relating to any securities issued to one or more employees of the Company pursuant to and in accordance with any employee benefit plan, agreement or arrangement that has been approved by the Board, or (ii) with respect to corporate reorganizations or other transactions under Rule 145 of the Securities
Act) and will afford each such Investor an opportunity to include in such registration statement all or part of such Registrable Securities held by such Investor; provided that Investors holding at least 75% of the Registrable Securities then outstanding participate. Each Investor desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Investor. If an Investor decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

                  (a) Underwriting. If the registration statement under which the Company gives notice under Section 2.2 is for an underwritten offering, the Company shall so advise the Investors. In such event, the right of any Investor to be included in a registration pursuant to Section 2.2 shall be conditioned upon such Investor's participation in such underwriting and the inclusion of such Investor's Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and provide representations, warranties, indemnifications and opinions as may be requested by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing or other factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Securityholders (as defined in the Securityholders Agreement) participating in such registration; third,

Investors on a pro rata basis based on the total number of Registrable Securities held by the Investors participating in the underwriting. No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and underwriting. If any Investor disapproves the terms of any such underwriting, such Investor may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration and the withdrawing Investor shall nevertheless bear its pro rata costs of the Selling Expenses in accordance with Section 2.4 as if it were included in the registration.

                  (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under
Section 2.2 prior to the effectiveness of such registration whether or not any Investor has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.4 hereof.

         2.3      FORM S-3 REGISTRATION

         In case the Company shall receive from 75% of the Investors (the "Initiating Holders") a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Initiating Holder(s), the Company will:

                  (a) as soon as reasonably practicable, give written notice of the proposed registration, and any related qualification or compliance, to all other Investors and other holders that may be entitled to participate in such proposed registration; and

                  (b) as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Initiating Holders' Registrable Securities or other eligible holders' securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Investors joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to Section 2.3:

                  (i) if Form S-3 (or any successor or similar form) is not available for such offering requested by the Initiating Holders, or

                  (ii) if the Investors, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$5,000,000, or

                  (iii) if within thirty (30) days after receipt of a written request from the Initiating Holder(s) pursuant to Section 2.3, the Company gives written notice to such Initiating Holder(s) of the Company's good faith intention to make a public offering within ninety
         (90) days;

                  (iv) if the Company shall furnish to the Initiating Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the judgment of the Board of Directors of the Company, it would not be in the best interest of the Company for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty
         (120) days after receipt of the request of the Initiating Holder(s) under Section 2.3;

                  (v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one registration on Form S-3 for any Investor pursuant to Section 2.3;

                  (vi) if the Company has effected two (2) registrations pursuant to Section 2.3 and such registrations have been declared effective;

                  (vii) during the period ending 180 days after the effective date of any registration statement subject to Section 2.2; or

                  (viii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as reasonably practicable after receipt of the written request or requests of the Initiating Holder(s). If the underwriter determines in good faith that marketing or other factors require a limitation of the number of shares to be underwritten in such offering, the number of shares that may be included in the underwriting shall be reduced on a pro rata basis based on the total number of securities held by the all Investors or holders participating in the underwriting.

         2.4      EXPENSES OF REGISTRATION

         Except as specifically provided herein, all Registration Expenses incurred in connection with any registration under Section 2.2 or Section 2.3 shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.3, the request of which has been subsequently withdrawn by the Initiating Holders, in which case such expenses shall be borne by the Initiating Holders, unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Investors holding 75% of Registrable Securities agree to forfeit their right to one requested registration, in which event such right shall be forfeited by all Investors. If the Investors are required to pay the Registration Expenses, such expenses shall be borne by the Investors requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Investors shall not forfeit their rights pursuant to
Section 2.3 to a registration.

         2.5      OBLIGATIONS OF THE COMPANY

         Whenever required to effect the registration of any Registrable Securities, the Company shall, within a commercially reasonable time frame:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Investors holding 75% of the Registrable Securities registered thereunder, use commercially reasonable efforts to keep such registration statement effective for up to thirty (30) days or, if earlier, until the Investor(s) have completed the distribution related thereto, but in no event shall the Company be obligated to do so for longer than thirty (30) days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) immediately above.

                  (c) Furnish to the Investors holding Registrable Securities such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request regarding their disposition of Registrable Securities owned by them.

                  (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Investor participating in such underwriting shall also enter into and perform its obligations under such agreement and provide the representations, warranties, indemnifications and opinions as may be requested by the Company.

                  (e) Notify each Investor holding Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event known to the Company, as a result of which event the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (f) Use commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

         2.6      TERMINATION OF REGISTRATION RIGHTS

         All registration rights granted under Section 2 shall terminate and be of no further force and effect at the earlier of (i) three (3) years after the date of the Company's Qualified IPO, and (ii) with respect to any Investor (together with affiliates and partners), such time as such Investor may sell under Rule 144k or sell all such shares during any one quarter period under Rule 144.

         2.7      DELAY OF REGISTRATION; FURNISHING INFORMATION

                  (a) No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of Section 2.

                  (b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2 or 2.3 that the selling Investors shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

                  (c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.3 if, due to the operation of
Section 2.3, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in Section 2.3.

                  (d) The Company may, by written notice to each Investor holding Registrable Securities, suspend for up to 120 consecutive days the filing of any registration statement under this Agreement or up to 180 consecutive days the right of all Investors to sell Registrable Securities pursuant to an effective registration statement in any calendar year if the Board of Directors of the Company determines that such suspension is in the best interest of the Company.

         2.8      INDEMNIFICATION

         In the event any Registrable Securities are included in a registration statement under Sections 2.2 or 2.3:

                  (a) To the extent permitted by law, each Investor will, if Registrable Securities held by such Investor are included in the securities as to which such registration is being effected, indemnify and hold harmless the Company, each of its directors, its officers, its affiliates, its stockholders and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other securityholder of the Company selling securities under such registration statement or any of such other securityholder's partners, directors, officers, affiliates or stockholders or any person who controls such securityholder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, affiliates, stockholders, controlling person, underwriter or other such securityholder, or partner, director, officer, affiliate, stockholder or controlling person of such other securityholder may become subject under the Securities Act, the

Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation") by such Investor: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor under an instrument duly executed by such Investor and stated to be specifically for use in connection with such registration; and each such Investor will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, affiliate, stockholder, controlling person, underwriter or other securityholder, or partner, officer, director, affiliate, stockholder or controlling person of such other securityholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation.

                  (b)      Promptly after receipt by an indemnified party under
Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under Section 2.8.

                  (c) If the indemnification provided for in Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  (d) The obligations of the Investors under Section 2.8 shall survive the closing of any offering of Registrable Securities in a registration statement and the termination of this Agreement and shall not be modified by any underwriting agreement subsequently entered into by the Company and the Investors. The Investors, in the defense of any such claim or litigation, shall not, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

         2.9      ASSIGNMENT OF REGISTRATION RIGHTS

         The rights to cause the Company to register Registrable Securities pursuant to Section 2 may not be assigned by any Investor.

         2.10     AMENDMENT OF REGISTRATION RIGHTS

         Any provision of Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with Section 2.10 shall be binding upon each Investor and the Company. By acceptance of any benefits under Section 2, Investors hereby agree to be bound by the provisions hereunder.

         2.11     "MARKET STAND-OFF" AGREEMENT; AGREEMENT TO FURNISH
                  INFORMATION.

         Each Investor hereby agrees that such Investor shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Investor (other than those included in the registration) for a period specified by the Company (or the representative of the underwriters of Common Stock (or other securities) upon the consent of the Company), not to exceed one hundred eighty
(180) days following the effective date of a registration statement of the Company filed under the Securities Act. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty
(180) day period, except that for offerings other than (x) a Qualified IPO, (y) relating solely to an employee benefit plan (including any option plan) or (z) relating to a transaction of the type to which Rule 145 under the Securities Act or any successor provision is applicable, such market stand-off agreement shall apply only to the extent requested by the lead underwriter in such offering based on its good faith determination. Each Investor agrees to execute and deliver such other agreements as may be requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Investor shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act and such representations, warranties, indemnifications and opinions as may be requested by the Company in connection with such registration statement.

SECTION 3 COVENANTS OF COMPANY

         3.1      BASIC FINANCIAL INFORMATION AND REPORTING

                  (a) The Company will maintain true books and records of account of all its material business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (or such other method approved by the Board of Directors of the Company), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

                  (b) As soon as reasonably practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (or such other method approved by the Board of Directors of the Company) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements (other than the figures for the previous fiscal year set forth for comparative purposes) shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company's Board of Directors.

                  (c) The Company will furnish each Major Investor, as soon as practicable after the end of each quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, and setting forth in each case in comparative form the figures for the period in the previous year.

         3.2      INSPECTION RIGHTS

         Upon prior written notice to the President or the Chief Financial Officer of the Company, each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with the President or the Chief Financial Officer, and to review such information as is reasonably requested, all at reasonable times during normal business hours; provided, however, that the Company shall not be obligated under Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors of the Company determines in good faith is confidential and should not, therefore, be disclosed.

         3.3      TERMINATION OF INFORMATION AND INSPECTION RIGHTS

         All information and inspection rights granted under Section 3 shall terminate and be of no further force and effect upon a Qualified IPO.

SECTION 4 MISCELLANEOUS

         4.1      GOVERNING LAW

         This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

         4.2      SUCCESSORS AND ASSIGNS

         Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

         4.3      ENTIRE AGREEMENT

         This Agreement and the Exhibit hereto, the Purchase Agreement, the Exhibits and the documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any covenants and agreements except as specifically set forth herein and therein.

         4.4      SEVERABILITY

         In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         4.5      AMENDMENT AND WAIVER.

                  (a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities.

                  (b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities.

         4.6      NOTICES

         All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

         All communications shall be sent to the party to be notified at the address appearing on the books of the Company or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto. Notices to the Company shall be sent to 520 Clyde Avenue, Mountain View, CA 94043, attention: President, with copy to O'Melveny & Myers LLP, 275 Battery Street, Embarcadero Center West, 26th Floor, San Francisco, CA 94111-3305, attention: Peter T. Healy, Esq. and 153 East 53rd Street, New York, NY 10022, attention: Mark E. Thierfelder, Esq.

         4.7      ATTORNEYS' FEES

         In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         4.8      TITLES AND SUBTITLES

         The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         4.9      COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         In Witness Whereof, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

                                  "INVESTOR"

                                  RS COINVESTMENT FUND, L.L.C.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Dana Welch
                                  Title: CAO/General Counsel

                                  "INVESTOR"

                                  MCP GLOBAL CORPORATION LTD.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Mai N. Pogue
                                  Title: Director

                                  "INVESTOR"

                                  IVISIONARY FUND I, L.P.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Craig Greenberg
                                  Title: Chief Operating Officer

                                  "INVESTOR"

                                  CLOVER HILL L.L.C

                                  By:     /S/
                                      __________________________________________
                                  Name:_________________________________________
                                  Title:________________________________________

                                  "INVESTOR"

                                  NETNET VENTURES FUND I, L.P.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Praveen Gottipalli
                                  Title: Portfolio Manager

                                  "INVESTOR"

                                  WINFIELD CAPITAL CORP.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Paul A. Perlin
                                  Title: Chief Executive Officer

                                  "INVESTOR"

                                  TENNYSON FUND II, L.L.L.P.

                                  By:     /s/
                                      ------------------------------------------
                                  Name: Alfred Whitena
                                  Title: Member

                                  "COMPANY"

                                  ACCENT OPTICAL TECHNOLOGIES, INC.

                                  By:     /s/
                                      __________________________________________
                                  Name:_________________________________________
                                  Title:________________________________________

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS

        NAME AND ADDRESS                              NUMBER OF SHARES
RS Coinvestment Fund, L.L.C.                             3,573,170
555 California Street
San Francisco, CA  94104
Attention: Michael Olson

MCP Global Corporation Ltd.                              1,463,414
c/o Pogue Capital Management, Inc.
60 Patterson Avenue
Greenwich, CT  06830
Attention: Mai Pogue

iVisionary Fund I, L.P.                                    731,708
250 West Main Street, Suite 1810
Lexington, KY  40507
Attention: Stephen D. Dawahare

Winfield Capital Corp.                                     585,366
237 Mamaroneck Avenue
White Plains, NY  10605
Attention: Paul A. Perlin

NetNet Ventures Fund I, L.P.                               365,853
555 California Street, Suite 2975
San Francisco, CA  94104
Attention: Michael Henman

Clover Hill, L.L.C.                                        336,585
680 Fifth Avenue, 8th Floor
New York, NY  10019-5429
Attention: Kammy M. Maolemzadeh

Tennyson Fund II, L.L.L.P.                                 731,708
Timonium Two
1954 Greenspring Drive, 4th Floor
Timonium, MD 21093
Attention: Alfred L. Whitena